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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

                                                 SEC FILE NUMBER 333-64641
                                                 CUSIP NUMBER 71820 AC 3

(Check One): /_/ Form 10-K  /_/ Form 20-F  /_/ Form 11-K  /X/ Form 10-Q
             /_/ Form N-SAR


                      For Period Ended: December 31, 2004

                      /_/  Transition Report on Form 10-K

                      /_/  Transition Report on Form 20-F

                      /_/  Transition Report on Form 11-K

                      /_/  Transition Report on Form 10-Q

                      /_/  Transition Report on Form N-SAR

                      For the Transition Period Ended: ____________


    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _____________________


PART I - REGISTRANT INFORMATION

Phibro Animal Health Corporation
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Full Name of Registrant

N/A
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Former Name if Applicable

65 Challenger Road
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Address of Principal Executive Office (Street and Number)

Ridgefield Park, New Jersey 07660
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City, State and Zip Code


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check box if appropriate)     /X/

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. The Registrant requires additional time to determine the accounting treatment for the sale of its Rixensart, Belgium plant and related assets under a Purchase Agreement dated December 16, 2004.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


         Richard G. Johnson            (201)                    329-7300
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                (Name)              (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).          /X/ Yes /_/ No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                           /_/ Yes /X/ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        Phibro Animal Health Corporation.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2005         By: /s/ Richard G. Johnson
                                    ---------------------------
                                         Richard G. Johnson
                                      Chief Financial Officer